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                                                                       Exhibit 2



                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (this "AGREEMENT") is dated as of the 15th day of June 2001, between TRI STATE RESTORATIONS, INC. a California Subchapter S corporation (the "SELLER"), and PROJECT DEVELOPMENT GROUP, INC., a Pennsylvania corporation (the "PURCHASER"), the wholly owned subsidiary of PDG ENVIRONMENTAL, INC., a Delaware corporation (the "PARENT").

                                   WITNESSETH:

         WHEREAS, the Seller owns and operates a business which contracts to abate asbestos, lead, PCB, and other hazardous waste materials from commercial, industrial, institutional, and residential structures as well as the demolition of such structures (the "BUSINESS"); and

         WHEREAS, the Seller desires to sell and transfer, and the Purchaser desires to purchase and acquire, in exchange for the consideration hereinafter specifically set forth, certain of the assets related to the Business, upon the terms and conditions hereinafter set forth.

         THEREFORE, the parties agree as follows with the intent to be legally bound.

                                    ARTICLE I
                                Sale and Purchase

         1.1 Assets. The Seller hereby sells, transfers, assigns, conveys, and delivers to the Purchaser, and the Purchaser hereby purchases, acquires, and accepts from the Seller, certain of the assets of the Seller related to or used in connection with the Business (all of such assets, property and business are hereinafter collectively referred to as the "ASSETS"), upon the terms and subject to the conditions hereinafter set forth. The Assets include all properties and assets of every kind, nature and description, tangible and intangible, used in connection with the Business that are owned by the Seller and in which the Seller has any right or interest (to the extent of such


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right or interest), including, without limiting the generality of the foregoing, the following (but excluding those assets described in Section 1.2 hereof):

     (a) all of the property, inventory, and equipment, including, furniture and fixtures, leasehold improvements, and computer equipment related to and used in connection with the Business, including, without limitation, the items listed on
Schedule 1.1(a) attached hereto and made a part hereof (the "EQUIPMENT AND SUPPLIES");

         (b) all customer lists, supplier lists, engineering data, licenses, customer records, patents, tradenames (including, but not limited to, "Tri State Restorations", trademarks, intellectual property, assignable or transferable computer software, including the computer software listed on Schedule 1.1(b)(i) (any of the Seller's computer software which is not assignable or transferable is listed on Schedule 1.1(b)(ii) hereto), including, but not limited to, all versions of source code, including annotations and comments, object code, documentation, specifications, flowcharts, logic diagrams, and any other information or material used or prepared by programmers or software engineers for internal use in developing, debugging, testing, using, or documenting the software, and all other intangible assets related to or used in connection with the Business, as more particularly described on Schedule 1.1(b)(iii) attached hereto and made a part hereof (the "INTANGIBLE ASSETS"), provided, however, the Purchaser hereby grants a license to Seller to use the Tri State Restorations trademark for 18 months solely for collection of account receivables;



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                  (c) except as expressly specified in Section 1.2 or listed on
Schedule 1.2(b)(ii), all (i) customer contracts, (ii) open orders, (iii) unbilled work in progress, and (iv) other agreements which are listed on
Schedule 1.1(c) attached hereto and made a part hereof and all other customer contracts arising in the normal course of business from the date hereof to the Closing Date (as hereinafter defined) (the "CONTRACTS"); and

                  (d) all prepaid items and other current assets of the Business which are listed on Schedule 1.1 (d) attached hereto and made a part hereof.

         1.2 Retained Assets. Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall not purchase, and the Seller shall retain, the Seller's right, title, and interest in and to the following:

                  (a) all of the Seller's cash on hand and other cash equivalents, overpayments, security and other deposits, retroactive product liability or workmen's compensation insurance premium adjustments, shareholder notes, tax refunds, and prepaid expenses; and

                  (b) Except as set forth on Schedule 1.2(b)(i), all of the Seller's accounts receivable existing as of the Closing Date, i.e., all amounts owing for services, equipment, or licenses which have been fully delivered or requests for reimbursements which have been billed, all amounts for services which have been fully performed but not yet billed (i.e., work in progress), and all license fees under written Contracts not yet billed including, without limitation, those listed on Schedule 1.2(b)(ii) (collectively, the "CLOSING DATE ACCOUNTS"). The Purchaser hereby covenants and agrees to forward any and all amounts received by the Purchaser after the Closing Date that are properly payable to the Seller under the terms and conditions of this Agreement within a reasonable time, not to exceed ten (10) days, after receipt by the Purchaser of such amounts. Notwithstanding the provisions set forth in Section 1.1(b) to the contrary, for a



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period of one year following the Closing Date (or such longer period as Seller may reasonably require for such purposes), the Seller and the shareholders of the Seller shall be permitted to use the name "Tri State Restorations" solely in connection with (i) tax matters with local, state and federal governmental agencies; (ii) collection of the Closing Date Accounts, subject to prior written approval of Purchaser, which approval will not be unreasonably withheld; and
(iii) the negotiation of any checks properly belonging to Seller.

         1.3 Liabilities Assumed by the Purchaser: Excluded Liabilities. The Purchaser agrees to assume and discharge in accordance with their terms only the following liabilities of the Seller (collectively, the "ASSUMED LIABILITIES").

                  (a) all liabilities and obligations from and after the Closing Date under the Seller's lease for the space located at 1801 Via Burton Street, Fullerton, California 92881 (the "LEASE");

                  (b) all liabilities and obligations from and after the Closing Date under the Contracts; and

                  (c) all liabilities and obligations from and after the Closing Date under the agreements, if any, listed on Schedule 1.3(c).

         Other than the Assumed Liabilities, the Purchaser is not assuming and shall not otherwise become liable for any debts, liabilities, or obligations of the Seller or the Business, whether now asserted or unasserted, known or unknown, fixed or contingent, including, without limitation, those liabilities listed on Schedule 1.3(x) (collectively, the "EXCLUDED LIABILITIES").



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         1.4 Consideration. The consideration to be paid by the Purchaser for the Assets (the "PURCHASE PRICE CONSIDERATION") shall be the sum of the following:

                  (a) one Hundred and Fifty Thousand and 00/100 Dollars ($150,000.00) for the Seller's customer lists (the "Customer List
Consideration");

                  (b) the book value, applied in accordance with generally accepted accounting principles ("GAAP"), of the Equipment and Supplies as of the Closing Date ("E&S Consideration"); and

         1.5 Payment of Purchase Price Consideration. The Purchase Price Consideration shall be paid on the Closing Date as follows: the E&S Consideration and the Customer List Consideration shall be paid by bank check or wire transfer.

         1.6 Allocation of Assets and Purchase Price Consideration. The Purchase Price Consideration shall be allocated among the Assets in accordance with the allocations set forth on Schedule 1.6, in compliance with the requirements of
Section 1060 of the Internal Revenue Code of 1986, as amended. The Seller and the Purchaser each hereby covenant and agree to file all income tax returns or reports, including, without limitation, IRS Form 8594, for their respective taxable years in which the Closing (as hereinafter defined) occurs to reflect such allocation of the Purchase Price Consideration and further that each will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 1.6.



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                                   ARTICLE II
                             Closing; Effective Time

         The Closing shall take place at the offices of Seller, on June 21, 2001, at 10:00 a.m. (Pacific Time), or on such other date and time as may be agreed upon between the Purchaser and the Seller (herein referred to as the "CLOSING" or the "CLOSING DATE"). The Purchaser and the Seller acknowledge and agree that all transactions entered into on the Closing Date pursuant to this Agreement shall be deemed to have occurred simultaneously and shall become effective as of 12:01 a.m. on June 1, 2001 (the "EFFECTIVE DATE").

                                   ARTICLE III
                  Representations and Warranties of the Seller

         The Seller hereby represents and warrants to the Purchaser the following, which shall remain true and accurate as of the Closing Date and shall survive the Closing Date as set forth in Section 11.5 hereof:

         3.1 Incorporation; Qualification. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has the corporate power to own, lease and operate its assets, properties, and business and to carry on the Business as now being conducted. Attached hereto and made a part hereof as Schedule 3.1 are true and complete copies of the articles of incorporation and by-laws of the Seller as in effect on the date hereof, and to the knowledge of the Seller there are no dissolution, liquidation, or bankruptcy proceedings pending, contemplated by, or threatened against the Seller. For purposes of this Agreement, the "KNOWLEDGE OF SELLER" shall mean the actual knowledge of Timothy Vitta or Thomas Stevens or any officer, director or management person of Seller.


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         3.2 Authority to Execute and Perform the Agreement; No Breach by the
Seller. The Seller has the corporate power and authority, and has received such approvals and taken such actions as are required, to enter into, execute, and deliver this Agreement. This Agreement, when duly executed and delivered, will be the valid and binding obligation of the Seller enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or other laws affecting the enforcement of creditors' rights generally or by general principles of equity. Except as provided in
Schedule 3.2, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance by the Seller of this Agreement in accordance with its terms and conditions will not (i) require the approval or consent of any federal, state, county, local, or other governmental or regulatory body; or (ii) violate any provision of the articles of incorporation or by-laws of the Seller.

         3.3 Assets. Except as set forth on Schedule 3.3, the Seller has, and shall have as of the Closing, good, valid, and marketable title to all of the Assets, free and clear of all liens, encumbrances, and claims of third parties. The Seller further represents and warrants that there are no options, conditional rights, or other agreements or arrangements of any kind to purchase or acquire from the Seller any of the Assets except as contemplated by this transaction. The Assets are the properties and assets used by the Seller in the operation of the Business, and no other assets are used by the Seller to operate the Business as currently conducted by the Seller. All of the Equipment and Supplies are in commercially reasonable operating condition and repair (subject to normal wear and tear) and maintenance (other than normally scheduled maintenance) in order to permit the same to be used for the same purposes for which they are currently being used. EXCEPT AS EXPRESSLY SET FORTH IN THIS
SECTION 3.3, THE SELLER



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MAKES NO EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE EQUIPMENT AND
SUPPLIES OR OTHER FIXED ASSETS, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; AND THE EQUIPMENT AND SUPPLIES AND OTHER FIXED ASSETS ARE BEING SOLD AS-IS, WHERE-IS.

         3.4 Contracts. Except in the usual and ordinary course of business, the Seller is not a party to any material written or oral contract with respect to the Business (a) for the future purchase of equipment, materials, supplies, or services or (b) for the sale or use of any Assets or other properties of the Seller relating to the Business. To the knowledge of the Seller, the Seller has performed all material obligations required to be performed by it to date under all the agreements to which the Seller is a party or pursuant to the terms of which the Seller may be bound. To the knowledge of the Seller, all of the Contracts are in full force and effect and there is no material default, nor any event under any Contract which, with notice or lapse of time, or both, will become a material default, by the Seller or, to the best of the Seller's knowledge, by any other party to such Contract. Some of the Seller's Contracts expressly require consent by the other party thereto for assignment. The Seller makes no representations that the Seller's Contracts may be assigned, that the other party thereto may consent to assignment, or that the Contracts will not be terminated by the other party thereto following the Closing Date. Notwithstanding the foregoing, the Seller agrees to use its best reasonable efforts to obtain such consents to assignment as may be required from the other parties to the Seller's Contracts.

         3.5 Real Property. Schedule 3.5 contains a complete and correct copy of the leases for all real properties, buildings, and structures leased, in whole or in part, by the Seller. All leases for real property leased by or to the Seller are valid and enforceable except to the extent



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enforceability may be limited by applicable bankruptcy, insolvency, or other laws affecting the enforcement of creditors' rights generally or by general principles of equity. Except as otherwise made available to the Purchaser, such leases have not been amended or modified and neither the Seller, nor, to the knowledge of the Seller, the other party or parties to such leases are in default with respect thereto, nor has any event which, with the passage of time or giving of notice, or both, could constitute such a default occurred.

         3.6 Customers and Suppliers. The Seller is not aware of any material change, or threat of any material change, in the relations of the Seller with any sales agent, sales representative, sales distributor, or salaried employee of the Seller. The Seller has not received any written notice or, to the knowledge of the Seller, any other notice, of any material dispute, of any kind, between the Seller and any of its Significant Suppliers or any written notice of any material dispute between Seller and any of its significant customers, and none of its Significant Suppliers or Significant Customers has, either in writing or otherwise, advised the Seller that it intends to cease its purchases from or sales to the Seller. For purposes of this Section 3.6, "SIGNIFICANT CUSTOMERS" and "SIGNIFICANT SUPPLIERS" shall mean the five largest customers or suppliers respectively, based on revenues from products sold to, or purchased from, the Seller. Notwithstanding the foregoing, the Seller makes no representation that its relationships with its customers or suppliers will continue in effect following the Closing Date.

         3.7 Compliance with Laws. To the knowledge of the Seller, the Seller is in compliance, in all material respects, with all laws, regulations, orders, judgements, ordinances, and decrees of federal, state and local courts, and governmental authorities, relating to the ownership and operation of the Business.


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         3.8 Permits and Licenses. Schedule 3.8 attached hereto and made a part hereof identifies all material permits, licenses, approvals, clearances, stipulations, consents, and other governmental authorizations held by the Seller with respect to the Business (collectively, the "PERMITS"). All of such Permits are valid and in full force and effect with respect to the Business. The Seller has no knowledge of any additional Permits, or modifications to existing Permits, necessary for the Seller to operate the Business as currently conducted including, but not limited to, those relating to environmental compliance. To the best of the Seller's knowledge, the Seller is now in full and complete compliance, in all material respects, with the terms of all such Permits.

         3.9 Actions and Proceedings. To the best of the Seller's knowledge after due inquiry, there are no outstanding orders, judgments, injunctions, awards, or decrees of any court, governmental, or regulatory body or arbitration tribunal against or involving the Seller which would have material adverse effect upon any of the Assets or the Business taken as a whole. To the Seller's knowledge, there are no actions, suits, claims, or legal, administrative, or arbitration proceedings pending or threatened against or involving the Seller, the Business or the Assets which would have a material adverse effect upon the Assets or the Business taken as a whole. Schedule 3.9 sets forth all orders, judgments, injunctions, awards, or decrees of any court, governmental, or regulatory body or arbitration tribunal against or involving the Seller of which the Seller is aware, none which is material.

         3.10 Material Changes. Except as set forth on Schedule 3.10, between the date of the financial statements of the Seller dated December 31, 2000 or March 31, 2001 internal statements and the date of this Agreement, there has not been any material adverse change in the Seller's financial condition or results of operations nor any (a) material destruction, damage to, or


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loss of any Asset of the Business (regardless of whether covered by insurance),
(b) material change in accounting methods or practices of the Business including, but not limited to, any change in depreciation, amortization policies, or rates, (c) material write-down of the value of any of the Assets,
(d) material sale or transfer of any Asset other than in the ordinary course of the Business as previously conducted, or (e) capital expenditure (as defined by GAAP) by the Seller with respect to the Business in excess of $1,000.00 for any individual term or $5,000.00 in the aggregate.

         3.11 Patents and Trademarks. To the knowledge of the Seller, after due inquiry, the Seller owns, or is licensed to use, all patents, patent applications, trademarks, service marks, tradenames, copyrights, know-how, or trade secrets, applications for registration of any of the foregoing licenses, and rights which are necessary to the present conduct of the Business. Schedule 3.11(a) attached hereto and made a part hereof identifies all patents, registered trademarks, service marks, tradenames, business names, copyrights, and all pending applications for patents, currently used trademarks, tradenames, and business names owned by the Seller, and all license agreements to which the Seller is a party or pursuant to which the Seller is entitled to make use of "intellectual property."

         To the knowledge of the Seller, the Business is being carried on without conflict with trade secrets, registered patents, patent applications, licenses, trademarks, service marks, copyrights, business names, or tradenames of others. To the knowledge of the Seller, there is no claim or threatened claim alleging any violation by the Seller in the course of conducting the Business of any trade secrets or secrets of others, nor to the knowledge of the Seller, has Seller misappropriated trade secrets of any other person or entity in connection with or in any way related to the Business. To the knowledge of the Seller, after due inquiry, no employee of the



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Seller is obligated pursuant to the terms of any contract, agreement, or understanding or subject to any other obligation, judgment, decree, or order of any court or administrative agency that would interfere with the use of the technology included in the current products and processes of the Seller or the Business. Schedule 3.11(b) attached hereto and made a part hereof lists each employee of the Business who has executed a proprietary information, secrecy, non-disclosure, confidentiality, or similar agreement with the Seller, and a copy of the standard form of such agreement is attached to said Schedule 3.11
(b).

         3.12 Environmental. To the knowledge of the Seller, there are no civil or criminal actions, notices of violation, or administrative proceedings relating to laws, rules, and regulations regulating the environment or human health and safety pending or threatened, by governmental officials or otherwise, with respect to either the Business or the Seller that would have a material effect on Seller or its assets. Schedule 3.12 sets forth all known actions, none which are material.

         3.13 Tax Matters. All federal, state, county, foreign, and other taxes including, without limitation, income, estimated, excise, sales, use, gross receipts, franchise, employment, payroll, and property taxes, whether or not measured in whole or in part by net income, payable by the Seller and with respect to which the Seller may have liability which has become due on or before the date hereof have been paid or are being diligently contested in good faith and appropriate proceedings or have been accrued for by the Seller. All tax returns of the Seller have been filed timely or are subject to a valid extension of the filing date and all such tax returns are true, correct, and complete in all material respects.

         3.14 Employees. Schedule 3.14 attached hereto and made a part hereof is a list of: (1) all employment, compensation (including any "golden parachute," severance, or similar agreements), confidentiality, non-competition, assignments of invention, consulting agreements,


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and any other arrangements currently in effect between the Seller and any person who is now employed or engaged by the Seller, whether written or oral, and (2) a list of each current employee of the Seller. The Seller is not in default with respect to any obligation to any of its employees, including but not limited to those under the instruments or arrangements noted on Schedule 3.14. Except for the unwritten, historical wage and salary annual increases made by the Seller, Seller has no outstanding commitment or agreement to effect any general wage or salary increase or bonus or any increase in fringe benefits for any of its employees. The Seller has not made any agreement or arrangement with, or promise to, any director, officer, employee, or shareholder of the Seller regarding future compensation or payments or fringe benefits of any kind except as specifically noted on Schedule 3.14.

         3.15 Employee Benefit Plans. Schedule 3.15(a) attached hereto and made a part hereof sets forth a correct and complete list of every employee welfare benefit plan and employee pension benefit plan (as defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) of the Seller (and of each trade or business, regardless of whether incorporated, which together with the Seller would be treated as a single employer under Section 4001 of ERISA (and "ERISA AFFILIATE")) in which employees of the Seller or an ERISA Affiliate participate. Schedule 3.15(b) attached hereto and made a part hereof sets forth a correct and complete list of every bonus, deferred compensation, profit sharing, stock option, stock purchase, or other employee benefit plan of the Seller and any ERISA Affiliate not subject to ERISA in which employees of the Seller or any ERISA Affiliate participate. Each plan subject to the requirements of ERISA is in substantial compliance with all material reporting, disclosure and other requirements of ERISA, and a current, accurate, and complete copy of each such plan has been made available to the Purchaser. Each of the


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employee benefit plans listed in Schedule 3.15(a) which
is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "CODE") and the respective trust forming a part thereof are currently so qualified and the Seller has not received any notice from the Internal Revenue Service which disqualifies any such plan or the trust related thereto. No employee welfare plan or employee pension benefit plan maintained by the Seller or an ERISA Affiliate which is subject to Title IV of ERISA has been terminated by the plan administrator thereof; no proceedings to terminate any such plan have been instituted; no reportable event within the meaning of Title IV for which a 30-day notice is required has occurred with respect to any such plan; no such plan or the trust thereunder has engaged in any "prohibited transaction" within the meaning of ERISA or the Code for which there exists under ERISA no statutory or administrative exemption; no accumulated funding deficiency (as defined by Section 302 of ERISA and Section 412 of the Code) exists with respect to any such plan, whether waived; no condition exists which could subject the Purchaser or the Seller to penalty under Section 4071 of ERISA; all required premium payments have been made, when due, to the Pension Benefit Guaranty Corporation with respect to any such plan; and all contributions required to be made with respect to any such plan have been made. The Seller has not been a party to nor contributed to any "multiemployer plan" (as defined in Section 3(37) of ERISA), and no liabilities exist with respect to any withdrawals from any multiemployer plans which could subject the Seller to controlled group liability under Section 4001(b)(1) of ERISA. With respect to each plan listed in Schedule 3.15(a) or Schedule 3.15(b), there are no material actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the best of the Seller's knowledge, threatened against the Seller. With respect to each welfare benefit plan to which the


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Seller is a party which constitutes a group health plan subject to Section 4980B of the Code, Seller has no liability for tax under Section 4980B of the Code.

         3.16 Insurance. Schedule 3.16 attached hereto and made a part hereof is a complete and correct list of each insurance policy (including policies providing property, casualty, liability, workers' compensation, and bond and surety arrangements) of the Seller with respect to the Business. All of such policies are presently in full force and effect. The Seller makes no representation regarding the assignability of said policies. The Purchaser and the Seller have agreed that each will take all steps necessary to comply with the federal law commonly known as COBRA.

         3.17 Labor Matters. Except as set forth on Schedule 3.17, the Seller is not a party to any collective bargaining agreements pertaining to the Business. To the knowledge of the Seller, the Seller is in material compliance with all federal, state, and local laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and the Seller is not engaged in any unfair labor practice. With respect to the Business, the Seller does not have any pending labor grievances, arbitration cases, civil rights, or equal employment opportunity charges or cases, and the Seller is not bound by any settlements, consent orders, or prior decrees of any court or governmental body requiring any continued observance.

         3.18 No Default. To the knowledge of the Seller, there is no claimed, purported, or alleged default or state of facts which, with notice or lapse of time would constitute a default, in any material obligation on the part of the Seller to be performed under any instrument, lease, contract, plan, or other arrangement to which the Seller is a party or with respect to the Business. The Seller has no knowledge of any default or claimed or purported or alleged default, or state of


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facts which with notice or lapse of time would constitute a material default, in any obligation on the part of any third party to be performed under any instrument, lease, contract, plan, or other arrangement included in any schedule hereto except as otherwise provided herein.

         3.19 No Misrepresentations. The Seller has not made any intentionally or knowingly untrue statement of material fact, in this Agreement or otherwise, to the Purchaser regarding the Business, the Assets or the Assumed Liabilities, nor has the Seller intentionally or knowingly omitted to state any material facts required to be stated herein or therein or necessary to make such statements, in light of the circumstances under which they were made, not misleading.

         3.20 Brokers or Finders. The Seller is not obligated, directly or indirectly, to any person for brokerage or finders' fees, agents' commissions, or any similar charges in connection with the Agreement or the transaction contemplated hereby.

         3.21 Warranties.

                  (a) Schedule 3.21(a) sets forth the complete text, including all disclaimers and exclusions of the warranty or warranties offered currently by the Seller in connection with the sale of any product manufactured, marketed, or distributed by the Business at anytime during the three-year period prior to the date of this Agreement.

                  (b) Schedule 3.21(b) sets forth a summary description of all individual claims in excess of $1,000.00 in all claims which in the aggregate exceed $5,000.00 asserted or, to the best of the Seller's knowledge, threatened against the Seller at anytime during the three year period prior to the date of this Agreement, alleging a breach of any warranty given by Seller in connection with the sale of any product manufactured or service rendered, marketed, or distributed by the Business, together with a description of the status or disposition of such claims.


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                  (c) Schedule 3.21(c) sets forth a summary description of all claims in excess of $5,000.00 asserted or, to the best of the Seller's knowledge, threatened against the Seller at any time during the three-year period prior to the date of this Agreement in respect of personal injury or property damage alleged to have resulted from any product manufactured, marketed, or distributed by the Business, together with a description of the status or disposition of such claims.

         3.22 Surety Bonds. Schedule 3.22 sets forth the complete list of all surety bonds issued on behalf of the Seller within the last three (3) years or that otherwise remain outstanding and the status of each including, but not limited to, whether any claim has been made upon such surety bond.

         3.23 Shareholder of Seller. Schedule 3.23 sets forth each and every shareholder or interest holder in the Seller (each a "SHAREHOLDER" and collectively, the "SHAREHOLDERS") as well as his or her number of shares owned and percentage interest in the Seller.

                                   ARTICLE IV
                 Representations and Warranties of the Purchaser

         The Purchaser hereby represents and warrants to the Seller as follows:

         4.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. There are, to the knowledge of the Purchaser, no dissolution, liquidation, or bankruptcy proceedings pending, contemplated by or threatened against the Purchaser.

         4.2 Authority to Execute and Perform the Agreement: No Breach by the Purchaser. The Purchaser has the power and authority, and has received such approvals and taken such actions as are required, to enter into, execute, and deliver this Agreement. This Agreement, when duly executed and delivered, will be the valid and binding obligation of the Purchaser enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or other laws affecting the enforcement of creditors' rights generally or by general principles of equity. The execution and delivery of this Agreement, the consummation by the Purchaser of the transactions contemplated hereby and the performance by the Purchaser of this Agreement in accordance with its terms and conditions will not (i) require the approval or consent of any federal, state, county, local, or other governmental or regulatory body; (ii) violate any provision of the constituent documents of the Purchaser; or (iii) conflict with, result in a breach of, or constitute an event of default under, any mortgage, lien, lease, agreement, or instrument to which the Purchaser is a party or by which the Purchaser may be bound.

         4.3 Brokers or Finders. The Purchaser is not obligated, directly or indirectly, to any person for investment banking, brokerage or finders' fees, agents' commissions, or any similar charges in connection with the Agreement or the transactions contemplated hereby.

         4.4 Compliance with Laws. To the best of the Purchaser's knowledge, the Purchaser is in compliance, in all material respects, with all laws, regulations, orders, judgments, ordinances, and decrees of federal, state, and local courts, and governmental authorities, the violation of which would have a materially adverse effect on the Purchaser.

         4.5 Actions and Proceedings. To the best of the Purchaser's knowledge after due inquiry, there are no outstanding orders, judgments, injunctions, awards, or decrees of any court, governmental or regulatory body, or arbitration tribunal against or involving the Purchaser which would have a material adverse effect upon the Purchaser. To the Purchaser's knowledge there are no material actions, suits, claims, or legal, administrative, or arbitration proceedings pending, threatened against, or involving the Purchaser.

         4.6 Parent Shares and Disclosure. Any shares of the Parent's restricted common stock to be issued in payment of the Non-Competition Consideration are fully paid and non-assessable shares, have been duly authorized to be issued, and are free and clear of all liens and encumbrances. The shares have not been registered under the Securities Act of 1933 and their transfer is subject only to the restrictions on transferability set forth in applicable state and federal securities laws. All disclosures made by the Parent in its filings with the Securities and Exchange Commissions are true and accurate in all material respects and do not omit to state a material fact to make each statement therein not misleading.

                                    ARTICLE V
                             Covenants of the Seller

         The Seller covenants and agrees as follows:

         5.1 No Actions to Make Representations Untrue. The Seller shall not take any action to intentionally cause any of the representations and warranties of the Seller set forth in this Agreement to become untrue or any of the conditions to the Closing to be unsatisfied.

         5.2 Certain Changes.

                  (a) From and after, the date of this Agreement, and until the Closing Date, without the prior written consent of the Purchaser, the Seller will not, other than as required or permitted pursuant to the terms hereof.

                           (i) make any material change in the conduct of the
Business;

                           (ii) incur any indebtedness for borrowed money, issue
any notes, bonds, debentures, or other securities, or grant any option, warrant, or right to purchase any of the foregoing, except in the usual and ordinary course of business;

                           (iii) make any sale, assignment, offer, or other
conveyance of any of the Assets or any part thereof except in the usual and ordinary course of the Business;

                           (iv) subject any of the Assets or any part thereof to
any mortgage, pledge, security interest, encumbrance, or lien or suffer such to be imposed, other than such security interests, encumbrances, or liens as may arise (i) by operation of law or (ii) to secure the Assumed Liabilities;

                           (v) authorize any capital expenditures except in the
usual ordinary course of the Business;

                           (vi) guaranty any indebtedness for borrowed money or
any material obligations of any other person; or

                           (vii) commit itself to do any of the foregoing.

                  (b) From and after the date of this Agreement and until the Closing Date, the Seller will use its best efforts to:

                           (i) continue to maintain, in all material respects,
the Assets in accordance with present practices in a condition suitable for their current use;

                           (ii) file, when due or required, all federal, state,
foreign, and other tax returns and reports required to be filed and pay when due all taxes, assessments, fees, and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

                           (iii) continue to conduct the Business in the
ordinary course; and

                           (iv) keep its books of account, records, and files in
the ordinary course and in accordance with existing practices.

         5.3 Access to Information.

                  (a) From and after the date hereof and until the Closing Date or earlier termination of this Agreement, the Seller will afford to the Purchaser and the Purchaser's authorized representatives reasonable access during normal business hours to the officers, employees, books, and records of the Seller relating to the Business and the Assets and make available to the Purchaser such other information pertaining to the Business and the Assets as the Purchaser may reasonably request all of which information the Purchaser shall hold confidentially except as may be required by law.

                  (b) If after the Closing, in order properly to prepare documents or reports required to be filed with governmental authorities, or to prepare its financial statements, it is necessary that the Purchaser be furnished additional information relating to the Business, the Seller will use its best efforts to promptly furnish this information to the Purchaser, if available.

                                   ARTICLE VI
                           Covenants of the Purchaser

         The Purchaser covenants and agrees as follows:

         6.1 No Actions to Make Representations Untrue. The Purchaser shall not take any action which would cause any of the representations and warranties of the Purchaser set forth in the Agreement to become untrue or any of the conditions to the Closing to be unsatisfied.

         6.2 Post-Closing Access to Information. If after the Closing, in order properly to prepare documents or reports required to be filed with governmental authorities or its financial statements, it is necessary that the Seller be furnished additional information relating to the Business, the Purchaser will use reasonable efforts to promptly furnish this information to the Seller, if available.

         6.3 Consummation of the Transaction. The Purchaser shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable, under applicable law and regulation, to consummate and make effective the transactions contemplated by this Agreement. The Purchaser will execute and deliver, or cause to be executed and delivered, such instruments as the Seller may reasonably request for the purpose of carrying out the transactions contemplated by the Agreement.

         6.4 Due Diligence. The Purchaser hereby covenants that it has completed its due diligence of the Seller and has determined that the condition of the Assets and Business is acceptable to it based on its own investigation and the representations set forth herein.

                                   ARTICLE VII
                              Additional Agreements

         7.1. Notification of Certain Matters. Each of the Seller and the Purchaser agree to give prompt notice to the other of, and to use their respective best efforts to prevent or promptly remedy: (a) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any from the date hereof to the Closing Date and (b) any material failure on its part to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 7.1 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         7.2 Public Statements. The parties shall consult with each other prior to issuing any press release or any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or public statement prior to such consultation.

         7.3 Assignment of Leases. As of the Closing Date, the Seller shall assign to the Purchaser all of its rights (including, but not limited to, rights with respect to any deposits or credits) pursuant to the Leases. The Seller shall deliver to the Purchaser at the Closing certifications from the respective owner of the property subject to the Leases which confirm that (a) the Leases are in full force and effect as of the Closing Date, (b) there are no defaults or conditions which would cause an event of default to exist under the Leases as of the Closing Date, and (c) the Seller has either the consent of such owners and the right to assign the Leases to the Purchaser or shall use its best efforts to obtain such consents as soon as possible after the Closing.

         7.4 Employee Benefits. On the Closing Date, all employees of the Seller will be effectively terminated and the Purchaser shall cause all employees of the Seller as of the Closing who are employed by the Purchaser on the day after the Closing to be eligible to participate in all "employee benefit plans" (within the meaning of Section 3(2) of ERISA) maintained by the Purchaser on the day after the Closing on the same terms as similarly situated employees of the Purchaser, provided that nothing herein shall prevent the Purchaser from (a) terminating the employment of any such employee or (b) amending or terminating such employee pension benefit plans from time to time. For purposes of any length of service requirements for eligibility to participate or vesting, but not for purposes of benefit accrual, in any such employee pension benefit plan, "service" for any employee of the Seller as of the Closing who is employed by the Purchaser on the day after the Closing shall include service with the Seller and any member of the Seller's controlled group of corporations or trades or businesses under common control (within the meaning of Sections 414(b) and (c) of the Code).

         7.5 Consents and Approvals. From and after the date of this Agreement, the Seller and the Purchaser shall use their best efforts to obtain all consents, approvals, permits, and licenses required to be obtained by the Seller and the Purchaser to carry out the transactions contemplated by this Agreement, including, but not limited to, any consents or approvals required for the assignment of the Contracts. The Seller and the Purchaser shall, in a timely, accurate and complete manner, make or cause to be made such required filings and prepare such required applications to any governmental agency with which such filings or obligations are required to be made or whose approval or consent is required for the consummation by the Seller and the Purchaser of the transactions contemplated by this Agreement and the Seller shall provide to the Purchaser such information concerning the Assets as the Purchaser may require to make such filings and prepare such applications as may be required for the consummation by the Purchaser of the transactions contemplated by this Agreement. The Seller and the Purchaser hereby agree to use their best efforts to obtain, as soon as possible after the Closing, consents to assignments of Contracts which require such consent.

         7.6 Consummation of the Transaction. The Seller and the Purchaser shall use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable, under applicable law and regulation, to consummate and make effective the transactions contemplated by the Agreement. The Seller will execute and deliver, or cause to be executed and delivered, such assignments, consents, or other instruments as the

Purchaser may reasonably request for the purpose of carrying out the transactions contemplated by the Agreement.

                                  ARTICLE VIII
                              No Compete/Employment

         8.1 Trade Sensitive Information. The Shareholders acknowledge that as a Shareholder of the Seller, they have become aware of "trade sensitive" information of the Seller and the Purchaser, that such information has been kept confidential by the Seller and the Purchaser and that the scope of the business of the Seller and the Purchaser, is extensive. Therefore, except for the employment described in Section 8.4 below, during their association with the Seller, and for the next succeeding period of three (3) years after the expiration or termination of his or her employment by the Seller (the "RESTRICTED PERIOD"), subject to Section 8.5 hereof, the Shareholders and the Seller shall not, directly or indirectly (whether as an employee, director, owner, stockholder, consultant, representative, distributor, or partner, limited, or general, or otherwise), engage in any business or activity, within the Western Region of the United States (as defined below), which is the minimal geographic region and Restricted Period which would afford the Purchaser reasonable protection, that is directly or indirectly engaged in the abatement of asbestos, lead based paint, or other hazardous materials, demolition work in any capacity including, but not limited to, as a partner, shareholder, principal, agent, distributor, representative, supplier, trustee, employee, or consultant. The Shareholders acknowledge that their training enables them to obtain employment in many different areas of endeavor and to work for different types of employers, so it will not be necessary for them to violate the provisions of this instrument in order to secure other employment satisfactory to them and earn a living. For purposes of this section, "Western Region of the United States" shall mean

California, Nevada and Arizona. In consideration for the foregoing, the Purchaser agrees to pay to Seller on behalf of Timothy Vitta ("VITTA") and Thomas Stevens ("STEVENS"), One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00), in the aggregate to be divided 70% and 30%, Vitta and Stevens, respectively, in the form of a note in the form attached hereto as Exhibit B (the "NOTE PORTION") and One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00), in the aggregate, worth of Parent's restricted common stock (the "STOCK PORTION"), valued at fifty cents ($0.50) per share (the "NON-COMPETITION CONSIDERATION"). The Non-Competition Consideration shall be paid to Vitta and Stevens on the Closing Date as follows: (1) the Note Portion of the Non-Competition Consideration shall be paid according to the Terms of the Note; and (b) the Stock Portion of the Non-Competition Consideration shall be delivered as provided in Section 9.2(e).

         8.2 Non-Solicitation. The Seller and the Shareholders agree that during the Restricted Period (notwithstanding whether the scope of such obligation has been shortened or such obligation has been otherwise found to be unenforceable), they will not, either directly or, indirectly, for themselves or for any other person, or entity, call on, solicit, or take away, or attempt to call on, solicit, or take away, any past, present, or then prospective employee or customer of the Purchaser or the Seller or any of their respective affiliates. The Shareholders recognize and affirm that they have received, will receive, and may generate information not available to the public or competitors relating to the inventions, improvements, designs, sketches, drawings, formulas, compilations, know-how, computer software, ideas, engineering tolerances, corporate opportunities, technical data, trade secrets, and industrial secrets of the Purchaser and the suppliers to and clients and customers of the Purchaser including, but not limited to, past, present, and prospective costs and prices, terms and conditions of sale and practices, and actual and prospective customers, suppliers, and clients of the Purchaser including, but not limited to, past, present, and prospective costs and prices, terms and condition of sale and practices, and customer contact persons, plans of the Purchaser, business, research, development, marketing or industrial plans, projects of the Purchaser, other Purchaser information which is of a confidential nature, confidential information with respect to persons, firms, or corporations with whom the Purchaser is affiliated or of actual and prospective customers, employees, representatives, clients, and distributors of the Purchaser, internal budgets, profit and loss, and other financial data, manufacturing plans and procedures, and information storage and retrieval systems. The Shareholders covenant to keep any and all such knowledge and information in confidence and shall not, at any time, after the closing of this transaction, except as required in the conduct of the Purchaser's business or authorized specifically, in writing, by the Purchaser, publish, disclose, or use or authorize anyone else to publish, disclose, or use any of such knowledge or information.

         8.3 Remedies. The Shareholders agree that any material breach or threatened material breach (i.e., anticipatory repudiation) of any of the covenants contained in the Agreement would cause immediate, material, and irreparable harm to the Purchaser and that money damages would not, alone, provide an adequate remedy to the Purchaser. The Purchaser shall have all of the rights and remedies available under law, or in equity, including, but not limited to, injunctive relief, to a party enforcing any such covenants, each of such rights and remedies to be independent of the other and severally enforceable including, but not limited to, the right to have such covenants specifically enforced by any court of competent jurisdiction and the right to require any violating party to account for, and pay over to, the Purchaser, free of any offsets, deductions or counterclaims, equal to the benefits derived or received by such violating party, or any of its subsidiaries or affiliates, as a result of any such breach of the covenants herein together with interest thereon, from the date of such initial violation, until such sums are received by the Purchaser, at that interest rate equal to the lesser of (A) the highest rate permitted by applicable law or (B) the sum of (i) ten (10) percentage points and (ii) the interest rate per annum announced, from time to time, by Mellon Bank, N.A., Pittsburgh, Pennsylvania office, as its "prime rate", and no violating party, nor any subsidiary or affiliate thereof, shall raise as a defense to the granting of any such relief that the person requesting such relief has an adequate remedy at law.

         8.4 Employment of Vitta and Stevens By the Purchaser. The Purchaser will offer employment to Vitta at $156,000.00 per year and to Stevens at $104,000.00 per year plus the standard benefits and incentives provided by the Purchaser to its current employees. If either decides to accept employment with the Purchaser under these terms, then they shall execute a three (3) year employment agreement substantially in the form attached hereto as Exhibit C. The Employment Agreements for Vitta and Stevens will provide among other things the following, that Purchaser shall, within three months of the first three anniversaries of the closing of this transaction, pay a performance bonus (the "PERFORMANCE BONUS") to Vitta and Stevens equal to 60%, in the aggregate to be split by Vitta and Stevens, 70% and 30%, respectively, of the Net Operating Income (defined below) generated by the Fullerton Operations (defined below) in excess of $150,000.00 for each of the first two (2) years and in excess of $200,000 for the third year. The Performance Bonus will not extend beyond three
(3) years from the closing of this transaction. The "NET OPERATING INCOME" for the purposes of this section shall mean the annual operating income for the 12 months following Closing and the anniversaries thereof (the "12-MONTH OPERATING PERIOD") generated and performed by the Fullerton Operation and Management less Previous Years Losses (as defined) and less direct costs of operation, in the ordinary course of business, of the Fullerton Operation and Management as determined in accordance with historical accounting practices, including, but not limited to, all contract costs including insurance and bonding costs and other expenses directly associated with the operation of the Fullerton Operation and Management including salaries, wages, and benefits paid to employees in the Fullerton Operation and Management but excluding corporate overhead expenses for the Fullerton Operation and Management and excluding extraordinary costs including, without limitation, the cost of this transaction. "Fullerton Operations and Management" shall mean business generated and performed out of the Purchaser's office located in and around Fullerton, California. Such payment shall be made within three (3) months of the end of the 12-month Operating Period. "Previous Years Losses" for purposes of this section shall mean negative Net Operating Income. For instance if the Fullerton Operations and Management experiences a loss in any such period, the loss shall be included in the Bonus Performance Calculation (i.e., any net losses shall be deducted against profits in subsequent years). Determinations as to credit for particular revenue that may have been generated by another office of the Purchaser shall be made by the Purchaser.

         8.5 Modification of Noncompetition. With respect to the matters covered by this Article VIII, the provisions hereof as they relate to Vitta and Stevens shall be modified by the Employment Agreements by and between Purchaser and Vitta and by and between Purchaser and Stevens.

                                   ARTICLE IX
                           Items Delivered at Closing

         9.1 Items Delivered by the Seller. In addition to, and without limiting any of the other provisions of the Agreement, the Seller agrees to deliver or cause to be delivered to the Purchaser at the Closing contemporaneously with the execution and delivery of this Agreement:

                  (a) a bill of sale for the Equipment, Supplies, and Intangible Assets, and the Seller agrees to deliver such other instruments of transfer of title as may be necessary and desirable in order to effect transfer of the Assets to the Purchaser, duly executed by the Seller;

                  (b) a certificate signed on behalf of the Seller by an authorized officer of the Seller certifying as to (i) true and correct copies of all corporate action taken by the Seller in connection with the Agreement, and
(ii) the names, true signatures, and incumbency of the officer or officers of the Seller authorized to execute and deliver this Agreement;

                  (c) an assignment and assumption agreement in the form attached hereto as Exhibit D relating to the assignment by the Seller and the assumption by the Purchaser of the Contracts and Assumed Liabilities (the "ASSIGNMENT AND ASSUMPTION AGREEMENT"), duly executed by the Seller;

                  (d) the employment agreements (the "EMPLOYMENT AGREEMENTS") in the form attached hereto as Exhibit C, duly executed by the within named Shareholder, which shall include a covenant not to compete acceptable in form to the Purchaser;

                  (e) a true and complete list of all Closing Date Accounts (the "CLOSING DATE ACCOUNTS STATEMENT"); and

                  (f) the form of the Lease as described in Section 7.3 hereof, to be delivered as soon as possible following the Closing.

         9.2 Items Delivered by the Purchaser. In addition to, and without limiting any of the other provisions of this Agreement, the Purchaser agrees to deliver or cause to be delivered to the Seller at the Closing contemporaneously with the execution and delivery of this Agreement:

                  (a) the cash and note portions of the Purchase Price Consideration and the Non-Competition Consideration;

                  (b) the Assignment and Assumption Agreement in the form attached hereto as Exhibit D, duly executed by the Purchaser;

                  (c) a certificate signed on behalf of the Purchaser by an authorized officer of the Purchaser certifying as to (i) true and correct copies of all corporate action taken by the Purchaser in connection with this Agreement, and (ii) the name, true signatures, and incumbency of the officer or officers of the Purchaser authorized to execute and deliver this Agreement; and

                  (d) the Employment Agreements in the form attached hereto as Exhibit C duly executed by the Purchaser.

                  (e) certificates of Parent's stock as provided for in Article VIII hereof or an irrevocable letter of instruction to issue such shares directed to the Parent's transfer agent, Continental Stock Transfer.

         9.3 Other Items to be Delivered Following Closing. The Purchaser and the Seller each agree to deliver at or after the Closing such other instruments, certificates, or documents as may be requested by the Seller or the Purchaser, as the case may be, or their respective counsel, in connection with the transactions contemplated by this Agreement.

                                    ARTICLE X
                                 Indemnification

         10.1 General Indemnification.

                  (a) The Seller and the Purchaser shall each indemnify, defend, and hold the other and its successors and assigns harmless from and against all damages, losses, and expenses suffered or paid as a result of any and all claims, demands, suits, penalties, causes of action, proceedings, judgments, administrative and judicial orders, and liabilities (including reasonable counsel fees incurred in litigation or otherwise) assessed, incurred, or sustained by or against such other party and its successors, assigns, employees, contractors, and agents with respect to or arising out of any breach by the indemnifying party of its warranties, representations, covenants, or agreements hereunder.

                  (b) The Purchaser agrees to save and hold harmless and indemnify the Seller and Shareholders from and against all obligations, liabilities, claims, and expenses arising out of the Purchaser's possession, ownership, or operation of the Assets from and after it receives possession of the Assets on the date of Closing or arising out of the Assumed Liabilities.

                  (c) The Seller agrees to save and hold harmless and indemnify the Purchaser from and against all obligations, liabilities, claims, and expenses arising out of the Seller's possession, ownership, or operation of the Assets and the Business at all times prior to the time at which the Purchaser receives possession of the Assets on the date of Closing including, but not limited to, the Excluded Liabilities.

         10.2 Obligations of the Indemnitor and Indemnitee. Any party that proposes to assert the right to be indemnified under this Article X with respect to any claim, action, suit, or proceeding (for purposes of this Article X, the "INDEMNITEE") shall, promptly after receipt of notice of any such claim or commencement of any such action, suit, or proceeding, notify the other party (for purposes of this Article X, the "INDEMNITOR") in writing of the assertion of such claim or commencement of such action, suit, or proceeding, enclosing copies of all applicable papers received; provided, however, that the failure to so notify the Indemnitor shall not relieve a party from any obligation to indemnify under this Article X except to the extent the Indemnitor is actually materially disadvantaged by such failure to give notice. The Indemnitor shall have the right and obligation to assume the defense of any claim, action, suit or proceeding with respect to which indemnification is being sought under this Article X with counsel reasonably satisfactory to the Indemnitee. The Indemnitee shall have the right to employ its own counsel, but the fees and expenses of such counsel shall be at the sole expense of the Indemnitee; provided, however, that if the Indemnitee reasonably concludes that there are legal defenses available to it that are different from or inconsistent with the defenses available to the Indemnitor and which Indemnitor refuses to assert on Indemnitee's behalf after request is made by Indemnitee, then Indemnitee's separate counsel may participate in the defense of the action at the Indemnitor's expense. The Indemnitor shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. The Indemnitee shall cooperate with the Indemnitor in the defense of any such claim, action, suit, or proceeding to the extent reasonably requested by the Indemnitor, and shall provide all information, evidence, assistance, and authority necessary to enable the Indemnitor to conduct a proper defense. Both parties agree to make witnesses available and to provide any reasonably requested technical assistance to the other party to pursue or defend any litigation against third parties arising out of or relating to this Agreement, whether or not the party upon which such request is made is a party to such litigation.

         10.3 Failure to Defend Action. Should a party be entitled to indemnification under Section 10.1 hereof as a result of a claim by a third party and, after the Indemnitee has complied with the provisions of Section 10.2, if the Indemnitor fails to assume the defense of such claim, the Indemnitee shall, at the expense of the Indemnitor, contest or settle such claim. No such contest need be made, and settlement or full payment of any such claim may be made (with such Indemnitor remaining obligated to indemnify the Indemnitee under Section 10.1 hereof), if, in the written opinion of the Indemnitee's counsel, such claim is meritorious.

         10.4 Limitation. The obligations of each party to indemnify the other hereunder are subject to the following limitations:

                  (a) In case any event shall occur that would otherwise entitle a party to assert a claim for indemnification under Section 10.1 hereof, no losses shall be deemed to have been sustained by such party to the extent of any proceeds (net of taxes and collection costs) received by such party from any insurance policies maintained by or on behalf of such party with respect to such losses. The parties agree to submit a claim or claims under such insurance policies prior to making a request for indemnification hereunder. Further, the parties, to the fullest extent possible to do so, waive any right of subrogation against the other with respect to any such claim or loss;

                  (b) A party shall not be entitled to indemnification hereunder until the sum of all losses to which indemnification shall apply exceeds Ten Thousand and 00/100 Dollars ($10,000.00); once losses exceed such amount, such party shall be entitled to indemnification for only the losses in excess of $10,000.00.

         10.5 Survival of Indemnity. The provisions of this Article X shall survive completion of the transactions hereunder or termination, cancellation, or expiration of this Agreement for a period of two (2) years from the Closing Date; provided, however, that the provisions of Section 10.1(a) shall survive for a period equal to the survival periods set forth in Section 11.5 hereof for the representations and warranties of the Seller and the Purchaser for a period of two years from the Closing Date. All such provisions shall apply to the full extent permitted by law.

                                   ARTICLE XI
                                  Miscellaneous

         11.1 Termination. The Agreement may be terminated by (a) the mutual written agreement of the Purchaser and the Seller at any time prior to Closing;
(b) by the Purchaser if there has been (i) a material misrepresentation or breach of warranty of the Seller contained in this Agreement, or (ii) a material breach by the Seller of a covenant of the Seller contained in this Agreement; or
(c) by the Seller if there has been (i) a material misrepresentation or breach of warranty on the part of the Purchaser contained in this Agreement, (ii) a material breach by the Purchaser of a covenant of the Purchaser contained in the Agreement, or (iii) a failure to satisfy a condition to Closing as required under this Agreement.

         11.2 Expenses. The Seller will pay all costs and expenses attributable to the performance of and compliance with all agreements and conditions contained in the Agreement to be performed or complied with by the Seller. The Purchaser will pay all costs and expenses attributable to the performance of and compliance with all agreements and conditions contained in the Agreement to be performed or complied with by the Purchaser. In any suit to enforce the provisions of this Agreement, the prevailing party shall be entitle to collect reasonable attorneys fees.

         11.3 Governing Law. The Agreement shall be governed by, and construed in accordance with, the internal laws, and not the law of conflicts, of the State of New York. Any suit or action brought by the Seller or Shareholder shall be brought in State or Federal Court located in Pittsburgh, Pennsylvania. Any suit or action brought by the Purchaser shall be brought in State or Federal Court located in Orange County, California.

         11.4 Entire Agreement; Modification, Waiver. The Agreement, including the Exhibits and Schedules hereto, constitutes the entire agreement between the Seller and the Purchaser pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties, and there are no warranties, representations, or other agreements, express or implied, made to any party by any other party in connection with the subject matter hereof except as may be set forth herein or in documents delivered pursuant hereto. To the fullest extent permitted by applicable law, unless otherwise expressly provided herein, no supplement, modification, waiver, or termination of the Agreement shall be binding unless executed, in writing, by the parties to be bound thereby. No waiver of any provision of the Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         11.5 Survival of Representations and Warranties. The representations and warranties of the Seller and the Purchaser contained in this Agreement and all Schedules hereto and in any documents, statements, or certificates furnished or to be furnished to either party in connection therewith, shall survive for a period of two (2) years following the Closing Date, other than with respect to claims asserted in writing prior to such two (2) year anniversary of the Closing Date. Notwithstanding the foregoing, (a) the Seller's representations and warranties as to title contained in Section 3.3 shall survive forever and (b) the Seller's representations and warranties with respect to tax matters contained in Section 3.13 shall survive the Closing Date until the expiration of the applicable statute of limitations period.

         11.6 Collection of Accounts Receivable.

                  (a) At Seller's request, for a period of four (4) months following the Closing and, with respect to the accounts listed on Schedule 1.2(b)(ii), eighteen (18) months (the "COLLECTION PERIOD") The Purchaser agrees to use its best efforts to collect all Closing Date Accounts reflected on the Closing Date Accounts Statement in a manner consistent with collection practices of the Seller prior to the Closing Date but shall not be required to (i) initiate any litigation against any account debtor, or (ii) refer any such Closing Date Accounts to a collection agency.

                  (b) The Purchaser shall deliver to the Seller within a reasonable period of time after the receipt thereof not to exceed ten (10) days during the any and all amounts collected by the Purchaser in respect of the Closing Date Accounts.

                  (c) For purposes of determining collection of any Closing Date Accounts from account debtors with whom the Purchaser shall do business after the Closing Date, any amounts paid by such account debtors to the Purchaser shall be deemed to be for the oldest outstanding Closing Date Accounts of such debtor.

         11.7 Notices. All notices, consents, requests, reports, demands, or other communications hereunder shall be in writing and may be delivered personally, by registered or certified mail, return receipt requested, by nationally recognized air courier service, by telegram, or by facsimile transmission, to the addresses indicated below:

                  If to the Seller:

                           Tri State Restorations, Inc.
                           C/O Timothy Vitta
                           # 4 Weatherly Drive
                           Coto De Caza, California  92679
                           Fax No.:  (949) 709-1581

                  with a copy to:

                           Eugene A. Gleason, Esq.
                           15901 East Imperial Highway
                           La Mirada, California 90638
                           Fax No.:  (562) 943-4794

                  If to the Purchaser:

                           PDG Environmental, Inc.
                           300 Oxford Drive
                           Monroeville, Pennsylvania 15146
                           Attention:  John C. Regan
                           Fax No.:  (412) 856-6914

                  With a copy to:
                           James D. Chiafullo, Esq.
                           Cohen & Grigsby, P.C.
                           11 Stanwix Street, 15th Floor
                           Pittsburgh, PA 15222-1319
                           Fax No.  (412) 209-1825

or to such other address or such other person as the addressee party shall have last designated by prior written notice to the other party. Notices given by registered or certified mail shall be deemed to have been given four (4) business days following deposit in the mail with postage prepaid. All other notices shall be deemed to have been given when received. Notices given by facsimile transmission shall be followed by a copy thereof deposited in the mail within twenty-four (24) hours following facsimile transmission.

         11.8 Counterparts. The Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

         11.9 Headings. The article and section headings in the Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

         11.10 Record Retention. The parties hereto agree to retain, for a period of three (3) years from and after the Closing Date, and to make available to each other and their respective agents, counsel, employees, or representatives, upon reasonable notice, all the books, records, and documents (including records with respect to accounts receivable, accounts payable, and the general ledger maintained on magnetic tape or any other electronic medium) relating to the Business which existed on the date preceding the Closing Date and which were in its possession. During such three (3) year period and for one
(1) year thereafter, the Seller and the Purchaser shall furnish to each other not less than thirty (30) days' prior written notice of the planned destruction of any such records so that such party may assume, upon request, ownership of such records which would otherwise have been destroyed.

         11.11 Gender and Number. Any personal pronouns used in the Agreement shall include the other gender, whether used in the masculine, feminine, or neuter gender, and the singular shall include the plural and vice versa, whenever and as often as may be appropriate.

         11.12 Severability. If any provision of the Agreement or the application thereof shall be held to be invalid, illegal, or unenforceable, the remainder of the Agreement shall remain in full force and effect and each court making any such determination is requested to amend such provision in order that it may, in such amended version, be enforceable.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have caused the Agreement to be duly executed as of the date first above written.

Attest:                                Seller:

                                       TRI STATE RESTORATIONS, INC.


Timothy Vitta                          By: /s/ Thomas Stevens
----------------------------               ----------------------------
Title: President                       Title: Vice President
       ---------------------                  -------------------------

Attest:                                Purchaser:

                                       PROJECT DEVELOPMENT GROUP, INC.


                                       By: /s/John C. Regan
David  Beresford                           ----------------------------
----------------------------           Title: President & CEO
Title: Vice President                         -------------------------
       ---------------------

Attest:                                Parent:

                                       PDG ENVIRONMENTAL, INC.


David  Beresford                       By: /s/John C. Regan
----------------------------               ----------------------------
Title: Vice President                  Its: President & CEO
       ---------------------                ---------------------------

                                     CONSENT
         We, all of the shareholders of Tri State Restorations, Inc., do hereby consent to the transaction contemplated by this Agreement and do agree to be bound by Article VIII hereof.

                                       /s/ Lisa Vitta             (70%)
                                       ---------------------------
                                       Lisa Vitta

                                       /s/ Thomas Stevens         (30%)
                                       ---------------------------
                                       Thomas Stevens